Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Talos Energy Inc. for the registration of 43,800,000 shares of its common stock and to the use therein of our report dated February 28, 2022, with respect to the consolidated financial statements of EnVen Energy Corporation and subsidiaries.

/s/ Ernst & Young LLP

Houston, Texas

October 27, 2022